EXHIBIT 10.32

                 2004 AMENDED AND RESTATED INCENTIVE STOCK PLAN

                        RESTRICTED STOCK AWARD AGREEMENT

      This RESTRICTED STOCK AWARD AGREEMENT (this "Agreement"), made and as of the 12th day of August, 2005 (the "Grant Date"), by and between Dr. John J. McGrath (the "Participant") and EVCI Career Colleges Holding Corp., a Delaware corporation (the "Company"), sets forth the terms and conditions of a Restricted Stock Award issued pursuant to the Company's Amended and Restated 2004 Incentive Stock Plan (the "Plan") and this Agreement. Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.

      1. Grant and Vesting of Restricted Stock.

            (a) The Company hereby grants to the Participant 63,078 shares of restricted Common Stock (the "Restricted Stock"). The period during which the Restricted Stock is not vested and is subject to Transfer Restrictions (defined below) is referred to herein as the "Restriction Period." The Restricted Stock is granted as of the Grant Date pursuant to, and subject to the terms and conditions of, the Plan and the Amended and Restated Employment Agreement, dated August 12, 2005, by and between the Participant and the Company (the "Employment Agreement") and Change in Control Agreement, dated February 11, 2003, by and between the Company and the Participant (the "Change in Control Agreement").

            (b) The Restricted Stock shall vest and no longer be subject to any Transfer Restrictions or shall be forfeited to the Company as of the date the Company's auditors release their report (the "Determination Date") containing their opinion on the Company's audited financial statements as at and for the year ending December 31, 2005, as a result of the difference in the Company's income from operations for 2005 as compared to 2004, as follows:

Increase in income from                25%              20%               15%         10%((3))
operations in 2005
over 2004 (1)((2))

Vested shares ((4))(5)              63,078           47,308            31,539           15,769
Forfeited shares                       -0-           15,770            31,539           47,309

---------------------

      (1) Reference herein to income from operations shall not include, the results from operating the Pennsylvania School of Business, Inc. or any other acquisition made in 2005. The percentage increase in income from operations shall be determined after having accrued and, therefore, expensed the full amount of cash bonuses earned by the Participant and any other person. The tuition disallowance of $978,200 that is reclassified as an operating expense in computing income from operations for 2004 will be added to income from operations for 2004 for purposes of computing the vested and forfeited shares.

      (2) There is no proration if the percentage increase is more than one percentage target but less than the next.

      (3)   All shares of Restricted Stock are forfeited if less than 10%.

      (4) So long as the Participant has remained continuously employed by the Company from the grant date through December 31, 2005, subject to Sections 1 (c), (d) and (e) of this Agreement.

      (5) Except to the extent necessary to sell vested shares to pay the income tax on the ordinary income equal to the market value of all of the vested shares, if and when vested, Participant agrees the vested shares cannot be sold until January 1, 2007.

            (c) In the event of the Participant's termination of employment, prior to January 1, 2006, by the Company without Cause (as defined in the Employment Agreement), by the Participant for Good Reason (as defined in the Employment Agreement), or by reason of the Participant's death or Permanent Disability (as defined in the Employment Agreement), the Restricted Stock shall vest or be forfeited as of the Determination Date as provided in Section 1 (b) of this Agreement.

            (d) In the event of the Participant's termination of employment, prior to January 1, 2006, by the Company for Cause (as defined in the Employment Agreement) or by the Participant without Good Reason (as defined in the Employment Agreement), any portion of the Restricted Stock that has not vested as of the date of the Participant's termination of employment shall immediately be forfeited to the Company.

            (e) In the event of a termination of Participant's employment, prior to January 1, 2006, for other than Cause or without Good Reason (as those terms are defined in the Change in Control Agreement), any unvested and outstanding portion of the Restricted Stock shall immediately and fully vest and no longer be subject to any Transfer Restrictions hereunder.

            (f) For purposes of this Agreement, employment with the Company shall include employment with the Company's affiliates and its successors.

      2. Issuance of Shares. Certificates representing the shares of Restricted Stock shall be issued and held by the Company in escrow (together with all Additional Property (as defined below) relating to such Restricted Stock) and shall remain in the custody of the Company until their delivery to the Participant or the Participant's estate pursuant to this Agreement and the Plan. Subject to Section 7 (pertaining to the withholding of taxes), as soon as practicable after the Determination Date, the Company shall issue and deliver to the Participant one or more legended stock certificates representing the vested shares, in any, of the Restricted Stock together with the Additional Property relating thereto. Such Additional Property that is shares shall also be represented by one or more legended stock certificates. The issuance of the shares of Common Stock issued pursuant to this Agreement shall be registered on a Registration Statement on Form S-8 (or other available form). However, the Participant acknowledges and agrees that the resale thereof shall only be made in accordance with Paragraph (e) of Rule 144.

      3. Nontransferability of the Restricted Stock. Prior to the vesting date thereof, the Restricted Stock shall not be transferable by the Participant, directly or indirectly, by means of sale, assignment, exchange, hypothecation, encumbrance, pledge or otherwise (such restrictions, the "Transfer Restrictions").

      4. Rights as a Stockholder. Except as otherwise specifically provided in this Agreement and the Plan, during the Restriction Period, the Participant shall have all the rights of a stockholder with respect to the Restricted Stock including without limitation the right to vote the Restricted Stock and the right to receive any dividends, in cash or stock, or to receive stock, money or other property as the result of a stock split or other form of recapitalization or a similar transaction affecting the Company's common stock without receipt of consideration (collectively, "Additional Property). However, Additional Property shall be forfeited to the Company to the extent it relates to shares of Restricted Stock that are forfeited.

      5. Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by the Participant in connection with the Restricted Stock, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

      6. Validity of Share Issuance. The shares of Restricted Stock have been, and shares constituting Additional Property will be, duly authorized by all necessary corporate action of the Company are and will be validly issued, fully paid and non-assessable.

      7. Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Restricted Stock and any Additional Property relating thereto, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Notwithstanding anything to the contrary contained herein, the Executive may discharge this withholding obligation by directing the Company to withhold shares of Restricted Stock with a value on a vesting date equal to the minimum withholding obligation in connection with such vesting. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from the delivery of the Restricted Stock and any Additional Property relating thereto that gives rise to the withholding requirement. Participant acknowledges that the Company is not required to provide any gross-up or other tax assistance, including with respect to whether Participant should make any election pursuant to Section 83(b) of the Internal Revenue Code.

      8. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            (a) if to the Participant, to the address last provided by the Participant to the Company's human resources department;

            (b) if to the Company:

                           EVCI Career Colleges Holding Corp.
                           1 Vander Donck Street
                           Yonkers, NY 10701
                           Attention: General Counsel

      9. Laws Applicable to Construction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New York without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of New York.

      10. Successors, Assigns and Transferees. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors and assigns(including, upon the death of the Participant, the Participant's estate).

      11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan; provided that nothing herein or in the Plan shall prevent the Participant from contesting any interpretation or determination made by the Committee.

      12. Incorporation of Plan. All terms and conditions of the Plan are incorporated herein and made part hereof as if stated herein. The Participant may obtain a copy of the Plan from the office of the General Counsel of the Company.

      13. Not an Employment Contract. Neither this Agreement nor the issuance of any Restricted Stock shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall they interfere in any way with any right the Company or any Related Entity would otherwise have to terminate or modify the terms of the Participant's employment or other service at any time.

      14. Integration. This Agreement and the other documents referred to herein, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

      15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature, and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

      16. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Participant and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      IN WITNESS WHEREOF, the Participant has executed this Agreement on the Participant's own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.



                                  /s/ Dr. John J. McGrath
                                  ----------------------------------------------
                                  Name: Dr. John J. McGrath


                                  EVCI CAREER COLLEGES HOLDING CORP.

                                  By: /s/ Joseph D. Alperin
                                      ------------------------------------------
                                      Name: Joseph D. Alperin
                                      Title: General Counsel and Vice President
                                             for Corporate Affairs